Exhibit 99.1

[REPUBLIC SERVICES, INC. LOGO]

REPUBLIC CONTACTS
Media Inquiries:	Will Flower	(954) 769-6392
Investor Inquiries:	Tod Holmes	(954) 769-2387
	Ed Lang	(954) 769-3591

REPUBLIC SERVICES, INC.
ANNOUNCES NEW BOARD MEMBER

Ft. Lauderdale, Florida – October 28, 2004 – Republic Services, Inc. (NYSE: RSG) announced today that Michael W. Wickham, retired Chairman and retired CEO of Roadway Corporation, will serve on the Board of Directors of Republic Services, Inc. Mr. Wickham will be the seventh member of the Board of Directors of Republic Services, Inc.

Commenting on the announcement, Republic Chairman and Chief Executive Officer James E. O’Connor said, “We are very pleased that Mike has agreed to join our Board. He brings with him an excellent set of financial skills and operational knowledge, combined with the experience of serving as the Chairman and CEO of a multi-billion dollar company that has many parallel attributes with Republic.”

Mr. Wickham served as the chairman of Roadway until his planned retirement in December 2003. His entire career was spent at Roadway where he held progressively more responsible positions throughout his 35-year career. Yellow Freight acquired Roadway in 2004.

Republic Background Information

Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company’s operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers. Republic Services is traded on the New York Stock Exchange under the trading symbol RSG. Additional information on the company is available at www.republicservices.com.

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